Exhibit 99.1

Quotient Announces Certain Preliminary Unaudited Fourth Quarter and Full Year 2018 Financial Results

Company to report Q4 and full year 2018 financial results and host conference call on February 12, 2019

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--January 22, 2019--Quotient Technology Inc. (NYSE: QUOT) today announced certain preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2018.

Based upon preliminary unaudited financial information, Quotient expects to report revenue in the fourth quarter of 2018 in the range of approximately $106.5 million to $107.5 million, compared to the company’s previously announced guidance range of $115.0 million to $120.0 million provided on November 7, 2018. The Company anticipates that a portion of the revenue shortfall will flow through our net loss.

For the full year of 2018, Quotient expects to report revenue in the range of approximately $386.5 million to $387.5 million, compared to the company’s previously announced guidance range of $395.0 million to $400.0 million provided on November 7, 2018.

“Promotion revenue in the fourth quarter was impacted by unexpected softness as a number of CPG customers cut their spend significantly in December. Revenue from media in the fourth quarter, continued to grow significantly year over year but was also impacted by the CPG spending cuts. These preliminary results imply a revenue growth rate of approximately 20% for the full year 2018 over 2017, an increase over the 17% growth rate for the full year 2017 over 2016,” said Mir Aamir, President and CEO of Quotient. “As CPGs approach their end of quarter or fiscal year, advertising and promotion spending is typically regarded as flexible, and one of the easiest expenses to cut at the end of a financial period. We remain confident in our business and expect revenue growth to accelerate for the full year 2019. We look forward to providing more color on our February earnings call.”

Management to host conference call on February 12, 2019

Quotient will report its final financial results for the fourth quarter and full year ended December 31, 2018, and guidance for Q1 2019 and full year 2019, after the market closes on Tuesday, February 12, 2019. Following the release of financials, management will host a conference call to discuss the results at 4:30 p.m. ET/ 1:30 p.m. PT.

To access the call, please dial (866) 393-4306, or outside the U.S. (734) 385-2616, with Conference ID# 6986266 at least five minutes prior to the 1:30 p.m. PT start time. A live webcast will be available at http://investors.quotient.com under the Events and Presentations menu. A replay of the webcast will be available on the website following the conference call.

Forward-Looking Statements

The preliminary financial results for the fourth quarter and full year 2018 represent the most current information available to management and reflect estimates and assumptions. The company’s actual results may differ materially from these preliminary results due to the completion of the company’s financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the time that financial results for the fourth quarter and full year 2018 are finalized. The foregoing preliminary financial results have not been compiled or examined by our independent registered public accounting firm nor has our independent registered public accounting firm performed any procedures with respect to this information or expressed any opinion or any form of assurance of such information. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance. In addition, these preliminary financial results are not necessarily indicative of the results to be achieved for any future period.

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenue and net loss for the fourth quarter and fiscal year 2018 and projected revenue for fiscal year 2019; the Company’s expectations regarding the future demand and behavior of consumers, retailers and CPGs; and the Company’s expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company’s ability to adapt to changing market conditions, including the Company’s ability to adapt to changes in consumer habits, the Company’s ability to negotiate fee arrangements with CPGs and retailers; the Company’s ability to maintain and expand the use by consumers of digital promotions on its platforms; the Company’s ability to execute its media strategy; the Company’s ability to effectively manage its growth; the performance of the Company’s various products; the Company's ability to successfully integrate acquired companies into its business; the Company’s ability to develop and launch new services and features; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its quarterly report on Form 10-Q filed with the SEC on November 9, 2018 and future filings and reports by the Company, including the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise and does not assume responsibility for the accuracy and completeness of the forward-looking statements.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT) is the leading digital promotions, media and analytics company using proprietary data to deliver personalized digital coupons and ads to millions of shoppers daily. Our core platform, Quotient Retailer iQ™, connects to a retailer’s point-of-sale system and provides targeting and analytics for consumer packaged goods (CPG) brands and retailers. Our distribution network also includes our Coupons.com app and website, thousands of publishing partners and, in Europe , the Shopmium mobile app. We serve hundreds of CPGs, such as Clorox, Procter & Gamble, General Mills and Kellogg’s, and retailers like Albertsons Companies, CVS, Dollar General, Kroger and Walgreens. We operate Crisp Mobile, which creates mobile ads aimed at shoppers, and Ahalogy, a leading influencer marketing firm. Founded in 1998, Quotient is based in Mountain View, California, with offices across the U.S., in Bangalore, India; Paris and London. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient, the Quotient logo, Quotient Retailer iQ, Shopmium and Ahalogy are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

CONTACT:
Investor Relations Contact:
Stacie Clements
Vice President, Investor Relations
Phone: 650-605-4535
ir@quotient.com